EXHIBIT 16.1

January 27, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated January 27, 2026 of Horizon Space Acquisition I Corp (the “Company”) to be filed with the U.S. Securities and Exchange Commission and agree with the statements relating only to UHY LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

/s/ UHY LLP